CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-168689) and Form S-8 (No. 333-149584) of Blount International, Inc. of our report dated March 8, 2013, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the seventh paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is November 22, 2013 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Portland, Oregon
November 22, 2013